Exhibit 99.1

Supermicro® Announces First Quarter Fiscal 2020 Preliminary
Financial Information

SAN JOSE, Calif. -- November 14, 2019 (BUSINESS WIRE) -- Super Micro Computer, Inc. (SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today announced preliminary financial information for its quarter ended September 30, 2019.

Preliminary First Quarter Fiscal 2020 Highlights

The Company expects to report the following financial results for the quarter ended September 30, 2019:

•	Net sales in a range of $788 million to $798 million compared to its previous guidance range of $750 million to $810 million

•	GAAP and non-GAAP gross margin in the range of 16.0% to 16.2% and 16.1% to 16.3% respectively

•	GAAP fully diluted earnings per share in the range of $0.44 to $0.48 and non-GAAP fully diluted earnings per share in the range of $0.61 to $0.65

•	Cash flow from operations of $5.5 million and capital expenditures of $13.3 million

GAAP gross margin for the first quarter of fiscal year 2020 that the Company expects to report is in the range of 16.0% to 16.2% and GAAP fully diluted earnings per share is in the range of $0.44 to $0.48.

Non-GAAP gross margin for the first quarter of fiscal year 2020 that the Company expects to report is in the range of 16.1% to 16.3%, which excludes stock-based compensation expense of $0.4 million. Non-GAAP fully diluted earnings per share is expected to be in the range of $0.61 to $0.65 which excludes stock-based compensation expense of $4.7 million and consulting expense related to regaining SEC compliance and other non-recurring expense of $7.6 million less the related tax effects of both.

As of September 30, 2019, total cash, cash equivalents and short-term investments was $239.3 million and bank debt was $22.5 million.

Financial Information Is Preliminary and May Be Subject To Change

The unaudited interim financial information presented in this press release is preliminary. The final financial results reported for this period may also differ from the results reported in this release as a result of the work necessary for the preparation of financial statements.

Second Quarter Fiscal 2020 Guidance

The Company expects net sales in a range of $810 million to $870 million for the second quarter of fiscal year 2020 ending December 31, 2019.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the preliminary financial information for the quarter ended September 30, 2019 and guidance for the second quarter of fiscal year 2020 ending December 31, 2019. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated, including the impact of any adjustments to the Company’s historical or current financial results, and the timing and consequences of the delays in the Company’s regaining compliance with its SEC filing obligations. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings, particularly our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which we filed on May 17, 2019.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin and fully diluted earnings per share discussed in this press release exclude as applicable stock-based compensation expense, consulting expense related to regaining SEC compliance and other non-recurring expenses described above, and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, the reconciliation between the Company's GAAP gross margin and non-GAAP gross margin is stock-based compensation of $0.4 million and the reconciliation between the Company’s GAAP fully diluted earnings per share and non-GAAP fully diluted earnings per share is stock-based compensation of $4.7million, and consulting expenses related to regaining SEC compliance and other non-recurring expense of $7.6 million less related tax effect of $3.0 million.

About Super Micro Computer, Inc.

Supermicro (SMCI), the leading innovator in high-performance, high-efficiency server technology is a premier provider of advanced Server Building Block Solutions® for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative and provides customers with the most energy-efficient, environmentally-friendly solutions available on the market.

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

SMCI-F

Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes,
SVP, Investor Relations
408-895-6570